EXHIBIT (A)(1)(VII)
                                                             -------------------



                         AMENDMENT AND SUPPLEMENT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OF THE OUTSTANDING ORDINARY SHARES
                                       AND
                ALL OF THE OUTSTANDING AMERICAN DEPOSITARY SHARES
                  (EACH AMERICAN DEPOSITARY SHARE REPRESENTING
                         ONE HALF OF ONE ORDINARY SHARE)
                                       OF
                                 ANTENNA TV S.A.


                                       AT
                          $2.40 PER ORDINARY SHARE AND
                       $1.20 PER AMERICAN DEPOSITARY SHARE


                                       BY
                           HOLNEST INVESTMENTS LIMITED
                           GLOBECAST HOLDINGS LIMITED
                        ALTAVISTA GLOBAL HOLDINGS LIMITED
                        PRAXIS GLOBAL INVESTMENTS LIMITED
                                 MINOS KYRIAKOU
                                THEODORE KYRIAKOU
                                XENOPHON KYRIAKOU
                                 ATHINA KYRIAKOU


                  Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited, each a corporation incorporated pursuant to the laws of the Republic of Ireland, and Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou (collectively, the "Offerors"), are providing you this supplement to our Offer to Purchase, dated November 25, 2002, relating to our Offer for (i) all outstanding Ordinary Shares not already owned by us or our affiliates and (ii) all outstanding ADSs not already owned by us or our affiliates, of Antenna TV S.A., at a purchase price of $2.40 per Ordinary Share or $1.20 per ADS, net in cash, without interest. This supplement provides additional disclosures with respect to the terms of the Offer. Capitalized terms used and not defined in this supplement have the same meanings as in the Offer to Purchase.

                  The information in the Offer to Purchase is hereby expressly incorporated in this amendment by reference, except as amended and supplemented as set forth herein. You should read this supplement together with the Offer to Purchase we filed with the Securities and Exchange Commission and mailed to you on November 25, 2002.

                  The Offer to Purchase is amended and supplemented as follows:

                  (1) The list of the Offerors on the cover page of the Offer to Purchase is amended by adding the following names:

                  "MINOS KYRIAKOU
                  THEODORE KYRIAKOU
                  XENOPHON KYRIAKOU
                  ATHINA KYRIAKOU"

                  (2) The second paragraph on the cover page of the Offer to Purchase is amended and restated in its entirety to read as follows:

                  "Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and Praxis Global Investments Limited, each a corporation incorporated under the laws of the Republic of Ireland, and Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou (collectively, the "Offerors") are offering to purchase (i) all of the outstanding ordinary shares, par value GRD 100 (the "Ordinary Shares") and (ii) all of the outstanding American Depositary Shares, each representing one half of one Ordinary Share (the "ADSs") of Antenna TV S.A., that they or their affiliates do not already own upon the terms and conditions of this Offer and the related Letter of Transmittal."

                   (3) The paragraph appearing in the Offer to Purchase under "Summary Term Sheet--Questions and Answers About the Tender Offer--Who is offering to buy my ADSs or Ordinary Shares?" is amended and restated in its entirety to read as follows:

                  "We are Holnest Investments Limited, Globecast Holdings Limited, Altavista Holdings Limited and Praxis Global Investment Limited, each a corporation incorporated under the laws of the Republic of Ireland, and Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou. Collectively, we hold approximately 80% of Antenna's outstanding Ordinary Shares. We are or are controlled by members of the Kyriakou family, the same interests that control Antenna. See "The Offer--Certain Information Concerning the Offerors" in this Offer."

                  (4) The date "January 24, 2003" appearing in the first sentence in the Offer to Purchase under "Summary Term Sheet--Questions and Answers About the Tender Offer--Until what time can I withdraw previously tendered ADSs or Ordinary Shares?" is amended and restated to read "January 23, 2003".

                  (5) The first paragraph appearing in the Offer to Purchase under "Introduction" is amended and restated in its entirety to read as follows:

                  "Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited and
                  Praxis

                  Global Investments Limited, each a corporation incorporated pursuant to the laws of the Republic of Ireland, and Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou (collectively, the "Offerors"), hereby offer to purchase all of the outstanding ordinary shares, par value GRD 100 ("Ordinary Shares"), and all of the outstanding American Depositary Shares, each representing one half of one Ordinary Share ("ADSs"), of Antenna TV S.A., a Greek corporation ("Antenna") not already owned by the Offerors and their affiliates."

                  (6) The third paragraph appearing in the Offer to Purchase under "Introduction" is amended and restated in its entirety to read as follows:

                  "The Offerors collectively hold approximately 80% of Antenna's outstanding Ordinary Shares and are or are controlled by the same individual members of the Kyriakou family that control Antenna."

                  (7) The 16 paragraph (beginning with "On October 2, 2002,...") appearing in the Offer to Purchase under "Special Factors--Background of the Offer" is amended by adding the following immediately before the last sentence of such paragraph:

                  "The power and authority of the Special Committee was not limited in any way by the Antenna Board."

                  (8) The first paragraph appearing in the Offer to Purchase under "Special Factors--Purpose of the Offer; Plans for
Antenna--Purpose of the Offer" is amended by adding the following immediately before the first sentence of such paragraph:

                  "The purpose of the Offer is to provide shareholders with the means of selling their ADSs and Ordinary Shares to the Offerors to permit the Offerors collectively to increase their ownership of Antenna and take Antenna private."

                  (9) The third paragraph appearing in the Offer to Purchase under "Special Factors--Purpose of the Offer; Plans for
Antenna--Purpose of the Offer" is amended and restated in its entirety to read as follows:

                  "The decision to take Antenna private at this time rather than at any other time of the Company's operating history is a result of a number of factors, the most important of which are:

                    o that there is no advantage to the Offerors or the public shareholders to continue as a public company in light of the inability to expand the ownership base and increase the size of Antenna, especially in light of the fall in the market price of the ADSs beginning in the second half of 2001;

                    o the steep decline in the value of shares traded on the Athens stock exchange, beginning in late 2000, which caused Antenna to drop plans to seek a listing on that exchange and thereby increase its shareholder base; and

                    o it is not in Antenna's best interest to continue to shoulder the burden and expense of being a public company (particularly as it relates to management's attention on compliance and investor relations)."

                  (10) The fourth paragraph appearing in the Offer to Purchase under "Special Factors--Purpose of the Offer; Plans for Antenna--Plans for Antenna After Completion of the Offer" is amended and restated in its entirety to read as follows:

                  "Subsequent to a successful consummation of the Offer (assuming all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors and their affiliates, are tendered to the Offer), current holders of ADSs and Ordinary Shares of Antenna not controlled by the Offerors or their affiliates will cease to have any equity interest in Antenna, will not have the opportunity to participate in the earnings and growth of Antenna and will not have any right to vote on corporate matters. Similarly (assuming all of the outstanding ADSs and Ordinary Shares, other than those already owned by the Offerors, are tendered to the Offer), current holders of ADSs and Ordinary Shares will not face the risk of losses generated by Antenna's operations or decline in Antenna's value. Instead, they would have immediate liquidity in the form of the Offer Price in place of an ongoing equity interest in Antenna in the form of ADSs or Ordinary Shares. All of the other incidents of share ownership of Antenna's public shareholders, such as the right to vote on certain corporate decisions, to elect directors and to receive distributions upon the liquidation of Antenna would be extinguished upon acceptance by the Offerors of ADSs or Ordinary Shares tendered in the Offer. If the Offer is completed but less than all of the outstanding ADSs and Ordinary Shares are tendered to the Offer, the current shareholders of Antenna who have not tendered their ADSs and Ordinary Shares in the Offer will have a proportionate share of the equity interests in Antenna and a proportionate participation in the earnings and growth of Antenna and in its losses or declines in value.

                  Once Antenna delists and ceases to be an SEC reporting company, it will cease to have access to the public equity capital markets as a source of funding. However, it will have external access to capital, if and when it requires such capital, through possible infusions from the Offerors or through incurrence of additional indebtedness. Once Antenna delists and ceases to be an SEC reporting company, it will not be subject to the listing standards of the Nasdaq National Market and will not be required to comply with the rules and regulations promulgated as a result of the Sarbanes-Oxley Act of 2002 that apply to either listed companies or SEC reporting companies. So long as Antenna is required under its indentures to prepare periodic reports as if it were an SEC reporting company, it will continue to do so, but thereafter will cease to prepare such reports. Legal and accounting fees for Antenna and other expenses related to its status as a public company average approximately $450,000 per year."

                  (11) The following factors appearing in the Offer to Purchase under "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer--Fairness of the Offer--The Special Committee" are amended as follows:

                  a.       The following is added after the first
                  sentence of factor 2:

                  "The Special Committee adopted the analysis of Piraeus Bank and its conclusions."

                  b.       The following is added to the end of factor
                  3:

                  ", a premium of $0.79 (192%) per ADS over the market price on the Nasdaq National Market 32 days prior to the public announcement of the Offer and a premium of $0.22 (22%) per ADS over the market price on the Nasdaq National Market 60 days prior to the public announcement of the Offer. The Special Committee did not consider prior purchases of ADSs by the Offerors as such purchases were made during a period when general market conditions, and the outlook for the Greek media sector in particular, were more positive."

                  c.       The following is added after the second
                  sentence of factor 8:

                  "The Special Committee was also aware that the Offerors' intention to offer $1.20 per ADS ($2.40 per Ordinary Share) for the ADS and Ordinary Shares they did not already own had been made public on October 1, 2002 and that no third party indicated an interest in acquiring Antenna or the ADS and Ordinary Shares not owned by the Offerors or their affiliates."

                  d.       The third sentence (beginning with
                  "Accordingly, the Special Committee...") in factor 8 is replaced with the following:

                  "Accordingly, the Special Committee concluded that an acquisition of Antenna by a third party was not a feasible alternative nor was a higher offer for the ADSs and Ordinary Shares likely."

                  e. Factor 9, "Procedural Fairness", is amended and restated in its entirety to read as follows:

                  "9.      PROCEDURAL FAIRNESS. The Special Committee
                  considered the fact that:

                    o the Special Committee consisted of all of the independent directors of Antenna and was appointed to represent the interests of holders of ADSs and Ordinary Shares (other than the Controlling Shareholders);

                    o      the Special Committee retained and was
                           advised as to its fiduciary duties by its own independent legal counsel;

                    o the Special Committee retained and was advised by Piraeus Bank, as its independent financial advisor, with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to the holders of ADS and Ordinary Shares (other than the Offerors and their affiliates);

                    o each holder of ADSs and Ordinary Shares is able to decide voluntarily whether or not to tender its ADSs or Ordinary Shares in the Offer; and

                    o that the Offer contains procedures for holders of ADSs and Ordinary Shares to withdraw their tendered ADSs and Ordinary Shares prior to the Expiration Time."

                  (12) The following paragraph is inserted immediately following the bullet point list appearing in the Offer to Purchase under "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer--Fairness of the Offer--The Antenna Board":

                  "The Antenna Board did not independently analyze the factors taken into account by the Special Committee. Instead, the Antenna Board adopted the analysis of the Special Committee and its conclusions."

                  (13) The third paragraph (beginning with "The Antenna Board, including...") and the bullet point list appearing immediately following such paragraph in the Offer to Purchase under "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer--Fairness of the Offer--The Antenna Board" is amended and restated in its entirety to read as follows:

                  "The Antenna Board, including the members of the Special Committee, believes that the Offer is procedurally fair to holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) based upon a number of factors, including:

                    o      the fact that the Special Committee
                           consisted of all of the independent
                           directors of Antenna and was appointed to represent the interests of holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates);

                    o      the fact that the Special Committee
                           retained and was advised as to its
                           fiduciary duties by its own independent
                           legal counsel;

                    o      the fact that the Special Committee
                           retained and was advised by Piraeus Bank, as its independent financial advisor, with the sole objective of rendering an opinion as to the fairness, from a financial point of view, of the Offer to the holders of ADS and Ordinary Shares (other than the Offerors and their affiliates);

                    o      the fact that each holder of ADSs and
                           Ordinary Shares is able to decide
                           voluntarily whether or not to tender its ADSs or Ordinary Shares in the Offer;

                    o the fact that the Offer contains procedures for holders of ADSs and Ordinary Shares to withdraw their tendered ADSs and Ordinary Shares prior to the Expiration Time; and

                    o the nature of the deliberations under which the Special Committee evaluated the Offer and the alternatives to the Offer."

                  (14) The last three paragraphs before the heading "Opinion of Financial Advisor" appearing in the Offer to Purchase under "Special Factors--Recommendation of the Special Committee and the Antenna Board; Fairness of the Offer--Fairness of the Offer--The Antenna Board" are hereby amended and restated to read as follows:

                  Neither the Special Committee nor the Antenna Board considered the liquidation of Antenna's assets to be a viable course of action as the Controlling Shareholders, who control approximately 80% of the Ordinary Shares, had no intention of approving the liquidation of Antenna. Furthermore, the Special Committee believes that substantial value results from continuing Antenna as a going concern and any liquidation would destroy that value.

                  The Special Committee did not consider the net book value of the Ordinary Shares useful, absent an appraisal, in determining whether to accept the Offerors offer of $1.20 per ADS ($2.40 per Ordinary Share) because it does not believe that net book value has any meaningful relationship to the economic value of the Ordinary Shares. The Special Committee did evaluate Antenna as a going concern through various analyses performed by Piraeus Bank, including the discounted cash flow analysis and other methodologies prepared by Piraeus Bank in connection with its fairness opinion, which took into account financial forecasts, cash flow streams and other qualitative factors. See "--Opinion of Financial Advisor."

                  In view of the wide variety of factors considered in connection with their evaluation of the Offer, neither the Special Committee nor the Antenna Board found it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations.

                  The Special Committee and the Antenna Board were aware that the adjusted equity analysis underlying the Piraeus Bank's opinion resulted in an implied reference amount higher than the Offer Price. However, the Piraeus Bank, the Special Committee and the Antenna Board considered the various analyses and factors as a whole and believe that selecting portions of the analyses and factors without considering all factors could create a misleading or incomplete view of the processes underlying the Piraeus Bank's analyses and opinion and the Special Committee's and the Antenna Board's fairness determinations.

                  The foregoing discussion of the information and factors considered by the Special Committee and the Antenna Board is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee and the Antenna Board. Antenna's executive officers have not been asked to make a recommendation as to the Offer.

                   (15) The following phrase is inserted at the end of the third bullet point (replacing "; and") appearing in the Offer to Purchase under "Special Factors--Position of the Offerors Regarding Fairness of the Offer":

                  ", which conclusions, recommendations and analysis the Offerors adopted as they did not conduct their own analysis of fairness;"

                   (16) The following information is inserted after the third bullet point appearing in the Offer to Purchase under "Special Factors--Position of the Offerors Regarding Fairness of the Offer":

                    o "the Special Committee received an opinion from Piraeus Bank, their independent financial advisor; and"

                  (17) The following information is inserted following the last paragraph appearing in the Offer to Purchase under "Special
Factors--Position of the Offerors Regarding Fairness of the Offer":

                  "The Offerors believe that the Offer is procedurally fair to holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates) based on the following factors:

                    o      the fact that the Special Committee
                           consisted of all of the independent
                           directors of Antenna and was appointed to represent the interests of holders of ADSs and Ordinary Shares (other than the Offerors and their affiliates);

                    o      the fact that the Special Committee
                           retained and was advised as to its
                           fiduciary duties by its own independent
                           legal counsel;

                    o      the fact that the Special Committee
                           retained and was advised by Piraeus Bank, as its independent financial advisor, to assist it in evaluating the Offer;

                    o      the fact that each holder of ADSs and
                           Ordinary Shares is able to decide
                           voluntarily whether or not to tender its ADSs or Ordinary Shares in the Offer; and

                    o the fact that the Offer contains procedures for holders of ADSs and Ordinary Shares to withdraw their tendered ADSs and Ordinary Shares prior to the Expiration Time."

                  (18) The date "January 24, 2003" appearing in the second sentence of the first paragraph in the Offer to Purchase under "The Offer--Withdrawal Rights" is amended and restated to read "January 23, 2003"."

                  (19) The first paragraph (including the three bullet points) appearing in the Offer to Purchase under "The Offer--Acceptance for Payment and Payment for ADSs and Ordinary Shares--Payment" is amended and restated in its entirety to read as follows:

                  "PAYMENT. Upon the terms and subject to the conditions of the Offer, the Offerors will accept for payment and will pay for all ADSs and Ordinary Shares validly tendered prior to the Expiration Time and not properly withdrawn in accordance with "The Offer--Withdrawal Rights" promptly after the Expiration Time. For a description of the Offerors' right to terminate the Offer and not accept for payment or pay for the ADSs or Ordinary Shares or to delay acceptance for payment or payment for ADSs or Ordinary Shares see "--Terms of the Offer.""

                  (20) The phrase "as promptly as practicable following the expiration of the Offer" appearing in the third paragraph in the Offer to Purchase under "The Offer--

Acceptance for Payment and Payment for ADSs and Ordinary Shares--General" is replaced with the following:

                  "promptly following the expiration of the Offer."

                  (21) The following information is inserted immediately prior to the section appearing in the Offer to Purchase under "The Offer--Certain Information Concerning the Offerors--Prior ADS Purchases":

                  "Mr. Minos Kyriakou's business address is c/o Antenna TV S.A., Kifissias Avenue 10-12, Maroussi 151 25, Athens, Greece. His business telephone number is +30 210-688-6303. Mr. Kyriakou is the Chairman of the Antenna Board and the sole shareholder of Holnest and Uniholdings. Mr. Theodore Kyriakou's business address is c/o Antenna TV S.A., Kifissias Avenue 10-12, Maroussi 151 25, Athens, Greece. His business telephone number is +30 210-688-6303. Mr. Kyriakou is the Vice Chairman of the Antenna Board and the sole shareholder of Globecast.

                  Mr. Xenophon Kyriakou's business address is Kifissias Avenue 10-12, Maroussi 151 25, Athens, Greece. His business telephone number is +30
                  210-688-6303. Mr. Kyriakou is a director of Antenna and the sole shareholder of Altavista.

                  Ms. Athina Kyriakou's business address is c/o Antenna TV S.A., Kifissias Avenue 10-12, Maroussi 151 25, Athens, Greece. Her business telephone number is +30 210-688-6303. Ms. Kyriakou is a director of Antenna and the sole shareholder of Praxis.

                  The citizenship, current principal occupation and material occupations, positions, offices or employment for the past five years of each of Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou are set forth on Schedule I to the Offer to Purchase.

                  During the past five years, none of the foregoing individuals have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were they party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws."

                  (22) Clause (2) in the first paragraph appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" is amended and restated to read as follows:

                  "(2) at any time on or after November 25, 2002 and prior to the Expiration Time, any of the following events occur:"

                  (23) The phrase "or the benefits expected to be derived by the Offerors as a result of the Offer" in the last sentence of section (a) appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" is hereby deleted in its entirety.

                  (24) Subsections (iv), (v), (vi) and (vii) in section (b) appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" are hereby amended and restated to read as follows:

                  "(iv) seeks to impose or confirm any material limitation on the ability of the Offerors to acquire or hold, or to exercise full rights of ownership of, any ADSs or Ordinary Shares, including the right to vote such ADSs or Ordinary Shares on all matters properly presented to the shareholders of Antenna,
                  (v) seeks to require divestiture by the Offerors of all or any of the ADSs or Ordinary Shares or (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value; or"

                  (25) Subsections (v), (vi) and (vii) in section (c) appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" are hereby amended and restated to read as follows:

                  "(v) requires divestiture by the Offerors of all or any of the ADSs or Ordinary Shares or (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value; or"

                  (26) Subsections (v), (vi) and (vii) in section (d) appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" are hereby amended and restated to read as follows:

                  "(v) seeks to require divestiture by the Offerors (or any affiliates of the Offerors) of all or any of the ADSs or Ordinary Shares or (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in

                  Value; and which in the case of clause (i), (ii),
                  (iii), (iv), (v) or (vi) is successful or the Offerors determine, in their reasonable discretion, has a reasonable likelihood of being successful; or"

                  (27) The last paragraph appearing in the Offer to Purchase under "The Offer--Conditions of the Offer" is hereby amended and restated to read as follows:

                  "The foregoing conditions are for the sole benefit of the Offerors and may be waived by the Offerors, in whole or in part, at any time prior to the Expiration Time in the reasonable discretion of the Offerors. The failure by the Offerors at any time to exercise their rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time prior to the Expiration Time. If the Offer is terminated under any of the foregoing provisions, all tendered ADSs or Ordinary Shares that have not previously been accepted for payment will be returned to the tendering shareholder. "

                  (28) The list of the Offerors appearing in the Offer to Purchase under "The Offer--Miscellaneous" is amended by adding the following names:

                  "MINOS KYRIAKOU
                  THEODORE KYRIAKOU
                  XENOPHON KYRIAKOU
                  ATHINA KYRIAKOU"

                  If you have any questions about the Offer or the information contained in this supplement, you should contact Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, telephone (212) 440-9800 (Bank and Broker calls) or (866) 870-4331 (all others).



           The Date of this supplement is December 20, 2002